EXHIBIT 23

                     CONSENT OF INDEPENDENT AUDITORS



     We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-07257) pertaining to the Housecall Medical Resources, Inc. and its Subsidiaries 1996 Stock Option and Restricted Stock Plan; Housecall Medical Resources, Inc. and its Subsidiaries (1994) Stock Option and Restricted Stock Purchase Plan; and Housecall Medical Resources, Inc. and its Subsidiaries Performance Stock Option and Restricted Stock Purchase Plan of our report dated September 9, 1996, with respect to the financial statements of R. N. Registry, Inc. included in Housecall Medical Resources, Inc. report on Form 8-K/A dated September 13, 1996, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP

November 15, 1996